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                                                                     EXHIBIT 11A


                       GATX CORPORATION AND SUBSIDIARIES

           COMPUTATION OF BASIC NET INCOME PER SHARE OF COMMON STOCK
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                      THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                           JUNE 30                            JUNE 30
                                                                -------------------------------    ------------------------------
                                                                    2001              2000             2001             2000
                                                                -------------      ------------    --------------    ------------
Average number of shares of common stock
    outstanding                                                      48.5               47.6            48.4              48.0

Income from continuing operations                               $    22.5          $    32.4       $    26.9         $    70.0
(Loss) income from discontinued operations                            (.9)               9.1           165.4              12.1
                                                                -------------      ------------    --------------    ------------
Net Income                                                           21.6               41.5           192.3              82.1
Deduct - Dividends paid and accrued on preferred
   stock                                                              --                 --             --                --
                                                                -------------      ------------    --------------    ------------

Net income, as adjusted                                         $    21.6          $    41.5       $  192.3          $    82.1
                                                                =============      ============    ==============    ============

Basic net income per share:
  Income from continuing operations                             $      .46         $      .68      $     .56         $    1.46
  (Loss) income from discontinued operations                          (.01)               .19           3.41               .25
                                                                -------------      ------------    --------------    ------------
Basic net income per share                                      $      .45         $      .87      $    3.97         $    1.71
                                                                =============      ============    ==============    ============


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